EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated as of the ________ day of _____________________,
1997, by and among Coastal Bank Corporation (the "Company"), Coastal Bank, N.A. (in organization), a proposed national bank to be organized under the laws of the United States (the "Bank") (the Company and the Bank are collectively referred to herein as the "Employer"), and Sidney T. Jackson (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Board of Directors of the Company, as organizers of the Bank, are seeking approval from the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation to charter a national bank in Naples, Florida; and

         WHEREAS, the Company will seek approval from the Federal Reserve Bank of Atlanta and the Federal Reserve Board to acquire the Bank and to become a bank holding company; and

         WHEREAS, Executive is willing to assist the Board of Directors of the Company in the organization of the Bank and to become the Chief Executive Officer of the Bank and the Company in accordance with the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of mutual promises and covenants contained herein, the parties hereto agree as follows:

1. EMPLOYMENT. Employer employs Executive and Executive accepts employment upon the terms and conditions set forth in this Agreement.

2. TERM. This Agreement shall commence on the date the Bank opens for business (the "Anniversary Date") and shall continue in full force and effect for a period of three (3) years thereafter, subject to earlier termination as provided herein. At the end of this Agreement's initial three-year term and at the end of each subsequent one-year term thereafter, if any, unless Employer gives Executive written notice of the non-renewal of this Agreement not less than ninety (90) days prior to the expiration date (and this Agreement is not, or has not been, terminated sooner as provided herein), the term of this Agreement shall be automatically extended for an additional one-year term, commencing on the Anniversary Date.

3. TITLE AND DUTIES. Executive shall serve as President and Chief Executive Officer of the Company and as Chief Executive Officer of the Bank. Executive shall run the day-to-day activities of the Bank and Company and oversee the Bank and Company, within the framework of the approved annual budget, with a sound system of internal controls, and in compliance with the policies of the Board of Directors of the Company and the Bank and all applicable laws and regulations. Additionally, Executive will be subject to and comply with all employee policies adopted by the Board of Directors of the Company and the Bank.


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4. EXTENT OF SERVICES. Executive shall devote his entire time, attention and energies to the business of Employer and shall not during the term of this Agreement be engaged in any other business activity which requires the attention or participation of Executive during normal business hours of Employer, recognition being given to the fact that Executive is expected on occasion to participate in business development after normal business hours. Prior to (a) undertaking any outside activity for compensation, whether or not such activity is to be performed or rendered during normal business hours or (b) accepting appointment or election as an officer or director of any entity, whether for profit or not-for-profit, the Executive shall obtain the prior approval of a committee (the "Committee") appointed by the Board of Directors of the Company, composed of all of the Non-Employee Directors of the Company, as defined in Rule 16b-3, promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"). However, Executive may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made, except that Executive shall not make an investment in the securities of any competing financial institution without the express approval of the Committee. Executive shall notify the Committee of any significant participation by him in any trade association or similar organization.

5. COMPENSATION.

         a. ANNUAL SALARY. For all services rendered by Executive, Executive shall be paid an annual salary ("Annual Salary") of $62,500.00 from the Bank and $62,500.00 from the Company (for a total Annual Salary of $125,000.00), subject to adjustment as provided below, which will be paid in equal periodic installments according to the Employer's customary payroll practices, but not less frequently than monthly. The Annual Salary will be reviewed by the Committee not less frequently than annually, and may be adjusted upward or downward in the sole discretion of the Committee, but in no event will the Annual Salary be less than a total of $125,000.00 per year.

         b. INCENTIVE COMPENSATION. In addition to Executive's Annual Salary, Executive shall be eligible to receive performance incentive compensation as set forth in a separate Incentive Agreement.

         c. STOCK OPTIONS. The Company shall grant Executive the option to purchase shares of Common Stock of the Company as set forth in a separate Stock Option Agreement.

         d. BENEFITS. Executive will, during the term of this Agreement, be permitted to participate in such life insurance, hospitalization, major medical, and other employee benefit plans of Employer that may be in effect from time to time, to the extent Executive is eligible under the terms of those plans.

         e. OTHER BENEFITS. In addition to the compensation described above, Executive shall receive the following benefits at the Bank's and/or Company's expense during the term of this Agreement:


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              i. CAR ALLOWANCE. Executive shall receive a car allowance of
$750.00 per month for the purchase or lease of an automobile for Executive's business use in connection with his employment under this Agreement. Executive shall maintain the automobile at his own expense. Further, Executive shall obtain and maintain, at his own expense, liability insurance on the automobile, including excess liability (umbrella) insurance coverage in an amount not less than $1 million dollars per occurrence, with underlying insurance coverage as required by such excess liability insurance policy, and Executive will furnish proof of such insurance to Employer as requested by Employer. Other than the foregoing car allowance, Executive shall not be compensated or reimbursed by Employer for any expenses incurred by Executive with respect to the automobile.

              ii. VACATION. Executive shall be entitled to four weeks vacation per year and shall take vacation as required by applicable banking regulations.

              iii. SICK LEAVE. Executive shall be entitled to such sick leave as may be determined in the sole discretion of the Committee.

              iv. WORKING FACILITIES. Employer shall furnish Executive with office space, equipment, supplies and such other facilities and personnel as Employer deems necessary or appropriate for the performance of Executive's duties under this Agreement.

              v. EXPENSES. Executive may incur reasonable and provable expenses incurred in the discharge of the business of the Bank or the Company. Executive will be reimbursed by Employer, as appropriate, for all such expenses upon Executive's periodic presentation of an itemized account of such expenditures with receipts attached, subject to the subsequent review and approval of the Committee.

6. TERMINATION.

         a. FOR CAUSE. This Agreement may be terminated by Employer without notice and without further obligations, other than for monies already paid to and received by Executive, for any of the following reasons:

              i. failure of Executive to follow reasonable written instructions or policies of the Board of Directors of the Company or Bank;

              ii. gross negligence or willful misconduct of Executive materially damaging to the business of the Company or the Bank during the term of this Agreement, or at any time while Executive was employed by the Company or Bank prior to the term of this Agreement, if not disclosed to the Company or Bank prior to the commencement of the term of this Agreement; or

              iii. conviction of Executive during the term of this Agreement of a crime involving breach of trust or moral turpitude; or


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              iv. at the request of any bank regulatory authority with
jurisdiction over the Company or Bank.

         In the event that the Employer discharges Executive alleging "for cause" under this Section 6.a. and it is subsequently determined judicially that the termination was "without cause," then such discharge shall be deemed a discharge without cause subject to the provisions of Section 6.b. hereof. In the event that the Employer discharges Executive alleging "for cause" under this
Section 6.a., such notice of discharge shall be accompanied by a written and specific description of the circumstances alleging such "for cause". Any challenge or objection to the Employer's discharge of Executive "for cause" made by Executive in a judicial or administrative proceeding brought by Executive against Employer must be filed by Executive with the appropriate court or agency within six (6) months of Executive's termination.

         b. WITHOUT CAUSE. This Agreement may be terminated by Employer without cause at any time during the term of this Agreement upon thirty (30) days' prior written notice to Executive subject to the condition that Executive shall be entitled, as liquidated damages in lieu of all other claims, to the following severance payment:

              i. During the first twelve (12) months of the initial term of this Agreement, Executive shall be entitled to a severance payment equal to Executive's Annual Salary.

              ii. After the first twelve (12) months to the end of the thirty-sixth (36th) month of the initial term of this Agreement, Executive shall be entitled to a severance payment equal to one- year's then current Annual Salary of Executive plus an additional amount equal to one-twenty-fourth (1/24) of the Executive's then current Annual Salary for each additional month of service rendered by Executive after the first twelve (12) months of the term of this Agreement.

              iii. After the first 24 months of the initial three (3) year term of this Agreement, Executive shall be entitled to a severance payment equal to two (2) times Executive's then current Annual Salary.

              iv. The maximum severance payment to which Executive shall be entitled under this Section 6.b. shall be equal to two (2) times Executive's then current Annual Salary.

         A severance payment to Executive under this Section 6.b. shall be: (a) in cash in a lump-sum, subject to and minus applicable withholding, (b) made not later than ten (10) days after the date upon which the notice of termination is received by Executive, and (c) in lieu of any other compensation required under this Agreement. By written mutual agreement of Executive and Employer, payments made to Executive under this Section 6.b. may be paid in installments over a period of time.

         c. CHANGE IN CONTROL OF THE COMPANY. In the event of a "change in control" of the Company or the Bank, as defined herein, and only to the extent permitted by applicable statutes


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and regulations, Executive shall be entitled, for a period of thirty (30) days from the date of closing of the transaction effecting such change in control and at his election, to give written notice to Employer of termination of this Agreement and to receive, as liquidated damages in lieu of all other claims, a cash severance payment equal to two times (200%) of the Executive's Annual Salary. The severance payments provided for in this Section 6.c. shall be: (a) in cash in a lump-sum, subject to and minus applicable withholding, (b) commencing not later than ten (10) days after the date of notice of termination by Executive under this Section 6.c. or ten (10) days after the date of closing of the transaction effecting the change in control of the Company or the Bank, whichever is later, and (c) in lieu of any other compensation required under this Agreement. By written mutual agreement of Executive and Employer, payments made to Executive under this Section 6.c. may be paid in installments over a period of time.

         As used in this agreement, a "change in control of this Company or the Bank" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company or the Bank in fact is required to comply with Regulation 14A; provided that, without limitation, such a change in control shall be deemed to have occurred if any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above), other than the Company or the Bank, respectively, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company or the Bank representing 20% or more of the combined voting power of the Company's or the Bank's then outstanding securities.

         d. BY EXECUTIVE. Executive may upon sixty (60) days' prior written notice to Employer terminate this Agreement without cause at any time during the term of this Agreement. In the event of termination of this Agreement by Executive, the Employer shall have no further obligation to Executive other than for monies paid to and received by Executive.

         e. DEATH. This Agreement shall terminate upon Executive's death.

         f. DISABILITY. Employer may terminate this Agreement as a result of Executive's physical or mental incapacity in accordance with Executive's disability policy.

         g. GENERAL. Upon termination of this Agreement under this Section 6, this Agreement shall be null and void and of no further effect. Any termination of this Agreement shall constitute a termination on the same basis as to both the Company and the Bank.

7. DEATH. In the event of Executive's death during the term of this Agreement, Employer shall pay to Executive's designated beneficiary, or if Executive has failed to designate a beneficiary, to his estate, an amount equal to the periodic salary installment that would otherwise have been payable to Executive under Section 5.a. hereof through the end of the month in which Executive's death occurred plus an amount equal to three-twelfths (3/12) of the Executive's then current Annual Salary. Employer shall also continue to provide Executive's survivors, for ninety (90)


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days following the Executive's death, the same insurance benefits that Employer provided them prior to Executive's death

8. NON-COMPETITION AND NON-SOLICITATION.

         a. Executive acknowledges that he has performed services or will perform services hereunder which directly affect Employer's business. Accordingly, the parties deem it necessary to enter into the protective agreement set forth below, the terms and condition of which have been negotiated by and between the parties hereto.

         b. If this Agreement is terminated as provided in Section 6(d) hereof, Executive shall not, for a period of one year after such termination, engage directly or indirectly in any service to or employment by a bank or banking holding company or savings and loan or similar institution within Collier County, Florida.

         c. The covenants of Executive set forth in this Section 8 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce Employer to enter into this Agreement. Each of the aforesaid covenants may be availed of or relied upon by Employer in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including but not limited to reasonable attorney's fees) suffered by Employer arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 8 are cumulative to each other and to all other covenants of Executive in favor of Employer contained in this Agreement and shall survive the termination of this Agreement for the purposes intended. If any covenant, term, or condition contained in this Section 8 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties may request that such court judicially modify such unenforceable provision consistent with the intent of this Section 8 so that it shall be enforceable as modified, and in any event the invalidity of any provision of this Section 8 shall not affect the validity of any other provision in this
Section 8 or elsewhere in this Agreement.

9. NOTICES. All notices under this Agreement must be in writing and either hand delivered or delivered by overnight courier, facsimile transmission or mailed through the United States Postal Service by certified or registered mail, return receipt requested, to the residence or business office in the case of Executive, or to its principal office in the case of Employer.

10. WAIVER OF BREACH; MODIFICATION. The waiver by Employer of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. No waiver of a breach and no modification or amendment of this Agreement shall be valid unless it is in writing and signed by the Executive and by a duly designated member of the Committee on behalf of the Employer.


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11. ASSIGNMENT AND SUCCESSORS. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer, including any successor of the Company or the Bank by reason of dissolution, merger, consolidation, sale of assets or other reorganization of the Company or Bank.

12. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

13. HEADINGS. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

14. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto regarding employment of Executive, and supersedes and replaces any prior agreement relating thereto. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         WHEREAS, as of the day and date first above set forth, the parties hereto execute this Agreement.

COASTAL BANK CORPORATION                        SIDNEY T. JACKSON

By
   ---------------------                        -------------------------
   Title:
         ---------------

COASTAL BANK

By
  ----------------------
  Title:
        ----------------


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